UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT:  April 3, 2014  (Date of earliest event reported)

ACCREDITED BUSINESS CONSOLIDATORS CORP.
(Exact name of registrant as specified in its charter)

PA                                            0-27182               25-1624305
                                                     (State or other jurisdiction                         (Commission File     IRS Employer
of incorporation)                                      Number)            Identification Number)

Accredited Business Consolidators Corp.
c/o Accredited Suppliers Nicaragua S.A.
De La Estatua de Montoya
1 Cuadra al Sur
Casa Esquinera
Apartado PA-228
Managua 10000
Nicaragua

(Address of principal executive offices)

1-267-864-7737 or +505-8796-8888
(Registrant's telephone number, including area code)

196 West Ashland
Doylestown, PA  18901
(Former Name or Former Address, if changed since last report)

ITEM 7.01 Regulation D Disclosure

In January 2014, we reported the purchase of four regular and two double parcels of land near the airport in Managua, Nicaragua, for the purpose of building the Airport Xpress Hotel.  We announced a planned construction and completion in the second quarter of 2014.  Pursuant to Regulation FD, we are updating shareholders to advise that:  (1) The plans remain in tact for the building of the hotel facility; (2) Construction has been delayed as we chose to retain a professional architectural firm and to develop a filed plan with the City of Managua to assure the building will meet all codes.  (We had originally planned to have the contracting company fulfil management's building plans); and (3) We are negotiating for additional land across from the facility to add a warehouse and recreation space for guests so that we can place additional rooms at the facility.

We have received many inquiries from shareholders relating to whether there are zoning issues as to the land of the hotel.  The hotel will be built in a residential community with the approval of the managers of the project.  There has been no opposition to the building of the facility by the neighbors.  We do not anticipate any zoning issues and there are no restrictions that would inhibit the project.

We are also in negotiation with a second development to purchase one acre of land approximately two miles from the airport.  We have made a deposit on the land, but did not execute any contracts at this time.  We would use this land to build a second hotel, Airport Gardens, based on the occupancy levels of Airport Xpress.   Based on a market survey and a review of top grossing hotels in Nicaragua from reports by Expedia and Orbitz, we have determined that, regardless of the completion of the canal, there is a need for additional budget hotel space near the airport.  This land will not have utility services until 2015 and will not be ready to build until that time.

Pursuant to the requirements of the Securities Exchange Act
of 1934, the registrant has duly caused this report to be
signed on its behalf by the undersigned hereunto duly authorized.

Dated:   April 3, 2014

ACCREDITED BUSINESS CONSOLIDATORS CORP.

By: /s/ Elisa Corea

Elisa Corea, Vice President -- Hospitality Development
          web:  www.accreditedbiz.net
          fax:  1-267-371-5168